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EXHIBIT 23.1

                              PLANTE & MORAN, PLLC

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 333-32599 and No. 333-74611) of Commercial Bancshares, Inc. of our report dated February 6, 2004 relating to the consolidated balance sheet of Commercial Bancshares, Inc. as of December 31, 2003, and the related statements of income, shareholders' equity and cash flows for the year ended December 31, 2003, which report is incorporated by reference in this Annual Report on Form 10-K of Commercial Bancshares, Inc. for the year ended December 31, 2003.



                             /s/ Plante & Moran, PLLC
                             ------------------------
                               Plante & Moran, PLLC


Auburn Hills, Michigan
February 6, 2004


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